SECOND AMENDED AND RESTATED STOCKHOLDER'S AGREEMENT

                                SECOND AMENDED AND RESTATED STOCKHOLDER'S AGREEMENT (the "Agreement"), dated as of November 30, 2001, between Ecolab Inc., a Delaware corporation (the "Company"), and Henkel Kommanditgesellschaft auf Aktien, organized under the laws of the Federal Republic of Germany (the "Stockholder").

                                WHEREAS, the Stockholder and the Company entered into the Amended and Restated Stockholder's Agreement, dated as of June 26, 1991 (the "Original Stockholder's Agreement"), in connection with the combination of their European and certain other cleaning and sanitizing businesses in a joint venture (the "Joint Venture");

                                WHEREAS, the Company and the Stockholder have entered into the Master Agreement, dated as of December 7, 2000 (the "Master Agreement" and, together with certain other agreements contemplated thereby, the "Transaction Agreements"), relating to a transaction involving the Company's and the Stockholder's interests in the Joint Venture (the "Transaction"); and

                                WHEREAS, in connection with the consummation of the Transaction, the Company and the Stockholder desire to amend and restate in its entirety the Original Stockholder's Agreement as set forth herein.

                                NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Transaction Agreements and intending to be legally bound hereby, the parties hereto agree as follows:

1.                             Section   The Company's Representations and Warranties.

                                The Company represents and warrants to the Stockholder as follows:

(a)                                                       The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)                                                       The Company has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

 (c)                                                      This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought; and

(d)                                                       The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, the Restated Certificate of Incorporation or By-Laws of the Company, any law, rule or regulation or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which the Company is a party or by which the Company or its properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any federal, state, local or foreign court, administrative agency or governmental or regulatory authority or body (each, an "Authority") to which the Company or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would impair the ability of the Company to perform its obligations hereunder.

2.                             Section   The Stockholder's Representations and Warranties.

                                The Stockholder represents and warrants to the Company as follows:

(a)                                                       The Stockholder is a Kommanditgesellschaft auf Aktien validly existing under the laws of the Federal Republic of Germany;

(b)                                                       The Stockholder has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(c)                                                       This Agreement has been duly and validly authorized, executed and delivered by the Stockholder, and constitutes a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought;

(d)                                                       Except for 35,345,976 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), and the associated rights to purchase shares of the Company's Series A Junior Participating Preferred Stock under the Company's Stockholder Rights Plan (the "Rights Plan"), beneficially owned as of the date hereof and the right to acquire additional shares pursuant to the terms of this Agreement and the Rights Plan (the Common Stock beneficially owned by the Stockholder, together with any equity securities of the Company acquired by the Stockholder during the Agreement Period (as hereinafter defined), are sometimes collectively referred to herein as the "Shares"), neither the Stockholder nor any of its Affiliates (for the purposes of this Agreement, the term "Affiliates" shall be defined as such term is defined on the date hereof under the rules and regulations promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), provided that for purposes of this Agreement the Company and the Stockholder shall not be deemed to be Affiliates of each other), (i) beneficially owns any equity securities of the Company entitled to vote at any meeting of stockholders of the Company ("Voting Securities" which, for purposes of this Agreement, shall be deemed to be outstanding only if actually entitled to vote at the time the calculation of outstanding Voting Securities is to be made) or (ii) possesses any rights to acquire any Voting Securities;

(e)                                                       The Stockholder is an "accredited investor" within the meaning of Regulation D under the Securities Act, and it is acquiring the Shares for its own account and not with a view to the public distribution thereof; and

(f)                                                        The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, the charter or by-laws of the Stockholder, any law, rule or regulation, or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which the Stockholder is a party or by which the Stockholder or its properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any Authority to which the Stockholder or any of its properties is subject , the effect of any of which, either individually or in the aggregate, would impair the ability of the Stockholder to perform its obligations hereunder.

3.                             Section   Covenants and Agreements of the Stockholder.

(a)                                                       During the Agreement Period (as defined below), except (i) by way of stock dividend, stock split, reorganization, recapitalization, merger, consolidation or other like distributions made available to holders of Common Stock generally or (ii) as specifically permitted by the terms of this Agreement or the Rights Plan, the Stockholder will not, and will cause each of its Affiliates not to, acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, or exercise any attribute of beneficial ownership (as defined on the date hereof in Rule 13d-3 of the Commission under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) with respect to, any equity securities of the Company, or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any equity securities of the Company.  The term "Agreement Period" means the period beginning on the date hereof and ending on the date that the Stockholder and its Affiliates beneficially own less than 2% of the outstanding Voting Securities.

(b)                                                       During the Agreement Period, except (i) upon the prior written invitation of the Company and (ii) as otherwise specifically permitted by this Agreement, the Stockholder will not, directly or indirectly, through one or more intermediaries or otherwise, and will cause each of its Affiliates not to, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are used within the meaning of Section 13(d)(3) of the 1934 Act, which meanings shall apply for all purposes of this Agreement):

(i)                                                              make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the 1934 Act) with respect to any Voting Securities (including by the execution of actions by written consent), become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the 1934 Act) with respect to the Company or seek to advise, encourage or influence any person or entity with respect to the voting of any Voting Securities; provided, however, that the Stockholder shall not be prevented hereunder from being a "participant" in support of the management of the Company, by reason of the membership of the Stockholder's designees on the Company's Board of Directors or the inclusion of the Stockholder's designees on the slate of nominees for election to the Board of Directors proposed by the Company;

(ii)                                                   initiate, propose or otherwise solicit, or participate in the solicitation of, stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the 1934 Act or knowingly induce any other individual or entity to initiate any stockholder proposal relating to the Company;

(iii)                                                  form, join or in any way participate in a "group," act in concert with any other person or entity or otherwise take any action or actions which would cause it to be deemed a "person" (for purposes of Section 13(d) of the 1934 Act) (other than to the extent it is a "person" at the time of consummation of the transactions contemplated by the Transaction Agreements and this Agreement), with respect to any equity securities of the Company;

(iv)                                                  participate in or encourage the formation of any group which owns or seeks or offers to acquire beneficial ownership of securities of the Company or rights to acquire such securities or which seeks or offers to affect control of the Company or for the purpose of circumventing any provision of this Agreement;

(v)                                                   solicit, seek or offer to effect, negotiate with or provide any information to any party with respect to, make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board of Directors of the Company, to any director or officer of the Company or to any other stockholder of the Company with respect to, or otherwise formulate any plan or proposal or make any public announcement, proposal, offer or filing under the 1934 Act, any similar or successor statute or otherwise, or take action to cause the Company to make any such filing, with respect to: (A) any form of business combination or transaction involving the Company (other than transactions contemplated by this Agreement, including, without limitation, giving the Company an Offer (as hereinafter defined) pursuant to Section 5(c) hereof) or any Affiliate thereof, including, without limitation, a merger, exchange offer or liquidation of the Company's assets, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any Affiliate thereof, including, without limitation, a merger, exchange offer or liquidation of the Company's assets, (C) any acquisition or disposition of assets material to the Company, (D) any request to amend, waive or terminate the provisions of this Agreement or (E) any proposal or other statement inconsistent with the terms of this Agreement; provided, however, that the Stockholder and its Affiliates may discuss the affairs and prospects of the Company, the status of the Stockholder's investment in the Company and any of the matters described in clauses (A) through (E) of this paragraph at any time, and from time to time, with the Board of Directors of the Company or any director or executive officer of the Company and the Stockholder may discuss any matter, including any of the foregoing, with its outside legal and financial advisors, if as a result of any such discussions the Stockholder is not required to make, and does not make, any public announcement or filing under the 1934 Act otherwise prohibited by this Agreement as a result thereof.  Notwithstanding this clause (v) but subject to Section 3(c)(i),

                                                  (x)        after December 31, 2010, the Stockholder may make one written proposal (as may be modified or amended to respond to the Board of Directors of the Company or to competition from third parties) to the Board of Directors of the Company to acquire all, but not less than all, of the outstanding equity securities of the Company, which proposal shall provide, among other things, that the management headquarters of the cleaning and sanitizing business would be maintained in St. Paul, Minnesota for a period of no less than ten years from the consummation of any such proposed acquisition; the Stockholder may make one second written proposal (as may be modified or amended to respond to the Board of Directors of the Company or to competition from third parties), only after 18 months have elapsed after the date the first proposal was first made, to the Board of Directors of the Company to acquire all, but not less than all, of the outstanding equity securities of the Company, which proposal shall provide, among other things, that the management headquarters of the cleaning and sanitizing business would be maintained in St. Paul, Minnesota for a period of no less than ten years from the consummation of any such proposed acquisition; the Stockholder may make one third written proposal (as may be modified or amended to respond to the Board of Directors of the Company or to competition from third parties), only after 36 months have elapsed after the date the second proposal was first made, to the Board of Directors of the Company to acquire all, but not less than all, of the outstanding equity securities of the Company, which proposal shall provide, among other things, that the management headquarters of the cleaning and sanitizing business would be maintained in St. Paul, Minnesota for a period of no less than ten years from the consummation of any such proposed acquisition; and, thereafter, the Stockholder may make additional written proposals (as may be modified or amended to respond to the Board of Directors of the Company or to competition from third parties), provided that each such proposal may be made only after five years have elapsed after the date the immediately preceding proposal was first made, to the Board of Directors of the Company to acquire all, but not less than all, of the outstanding equity securities of the Company, which proposal shall provide, among other things, that the management headquarters of the cleaning and sanitizing business would be maintained in St. Paul, Minnesota for a period of no less than ten years from the consummation of any such proposed acquisition; provided, however, that any material breach by the Stockholder of any material provision of this Section 3(b)(v)(x) shall automatically terminate the Stockholder's right to make any additional proposals pursuant to this Section 3(b)(v)(x);

                                                  (y)       if at any time during the Agreement Period the Board of Directors causes the Company to enter into a definitive agreement providing for the issuance of shares of its equity securities in a single transaction or series of related transactions that would cause the Stockholder's and its Affiliates' percentage ownership of Voting Securities immediately prior to such transaction to be reduced by greater than 50%, then the Stockholder may make, within 90 days of the Company's announcement of entering into such an agreement, one written proposal (as may be modified or amended to respond to the Board of Directors of the Company or to competition from third parties) to the Board of Directors of the Company to acquire all, but not less than all, of the outstanding equity securities of the Company, which proposal shall provide, among other things, that the management headquarters of the cleaning and sanitizing business would be maintained in St. Paul, Minnesota for a period of no less than ten years from the consummation of any such proposed acquisition; and

                                                  (z)        in connection with any written proposal permitted by clause (x) or (y) above, the Stockholder may make such filings with Authorities which, in the good faith judgment of the Stockholder based upon the written advice of outside counsel to the Stockholder for the respective jurisdiction, are required by law in connection with making a proposal permitted by clauses (x) or (y) above;

(vi)                                                  otherwise act, alone or in concert with others (including by providing financing for another party), to seek or offer to control or influence, in any manner, the management, Board of Directors or policies of the Company; provided, however, that this provision shall not prevent the Stockholder's designees from participating in, or otherwise seeking to affect the outcome of, discussions and votes of the Board of Directors of the Company with respect to matters coming before it; or

(vii)                                                 knowingly instigate or encourage any third party to take any of the actions enumerated in this Section 3(b).

(c)                                                       During the Agreement Period, except as permitted by Section 5(a)(ii) hereof, the Stockholder will not

(i)                                                             merge with or into, or consolidate or combine with, any other corporation unless (A) the Stockholder is the surviving corporation or the surviving or newly created corporation and its Affiliates and any person controlling it and any such controlling person's Affiliates agree in writing to be bound by this Agreement, including Section 11 hereof, and (B) after consummation of the transaction, the surviving or newly created corporation and its Affiliates and any person controlling it and any such controlling person's Affiliates do not beneficially own Voting Securities in excess of the Permitted Percentage (as hereinafter defined); provided, however, that the Stockholder shall not be in violation of this Section 3(c)(i) if after consummation of a transaction such persons beneficially own Voting Securities in excess of the Permitted Percentage if all of the following conditions are satisfied:

                                                  (x)        Voting Securities held by such persons are agreed in writing to be subject to all of the provisions of this Agreement as if they were Shares held by the Stockholder;

                                                  (y)       such persons cause Voting Securities held in excess of the Permitted Percentage to be sold, transferred or disposed of as if they were Shares subject to the provisions of this Agreement within 270 days of the date of the consummation of the transaction; and

                                                  (z)        from the earliest date an agreement with the Stockholder relating to such a transaction is entered into until the provisions of clause (y) above are satisfied, the Stockholder may not make, continue or pursue any proposal otherwise permitted by Section 3(b)(v)(x) or Section 3(b)(v)(y) and must terminate any such proposal previously made and not yet terminated; or

(ii)                                                   liquidate, dissolve or otherwise make a distribution of all of its assets to its stockholders unless, after such liquidation or other distribution, each person receiving equity securities of the Company in such liquidation or other distribution and each of such person's Affiliates and each person controlling such person and each of such controlling person's Affiliates does not beneficially own equity securities of the Company representing 2% or more of the total outstanding equity securities of the Company.

(d)                                                       During the Agreement Period, the Stockholder and its Affiliates shall be present, in person or by proxy, and without further action hereby agree that they shall be deemed to be present, at all meetings of stockholders of the Company so that all Voting Securities beneficially owned by the Stockholder and its Affiliates shall be counted for purposes of determining the presence of a quorum at such meetings.  During the Agreement Period, all Voting Securities beneficially owned by the Stockholder and its Affiliates shall be voted by the Stockholder and its Affiliates, at the option of the Stockholder, either in accordance with the recommendation or direction of the Company's Board of Directors or pro rata in the same manner and proportion that votes of the stockholders of the Company, other than the Stockholder's and its Affiliates' votes and the votes of all executive officers and directors of the Company and of the members of their immediate families, have been cast; provided, however, that the Stockholder and its Affiliates shall cast their votes in accordance with the recommendation of the Company's Board of Directors (i) in all elections of directors of the Company in which the designees of the Stockholder are included in the slate of nominees in accordance with the terms of this Agreement and (ii) on all matters (A) submitted to the vote of stockholders of the Company which have been proposed by any stockholder or stockholders, (B) affecting or regarding the compensation or benefits of directors, officers or employees of the Company and (C) relating to matters concerning the continued independent, publicly traded nature of the Company or any potential change in control of the Company (other than the matters set forth in items (V) - (X) below) or concerning federal or state statutes relating to such matters; and provided further, that the Stockholder and its Affiliates may vote the Voting Securities owned by them as the Stockholder determines in its sole discretion with respect to any of the following transactions initiated by the Board of Directors of the Company which are presented at a meeting of stockholders of the Company for their approval (any such transaction being referred to herein as a "Strategic Transaction"): (V) any disposition of the Company (by way of merger, sale of assets or otherwise) or a substantial part of its assets, (W) any recapitalization of the Company (other than a recapitalization for the purpose of forming a holding company or to effect a change in the Company's state of incorporation), (X) any liquidation of, or consolidation involving, the Company, (Y) any increase in the Company's authorized shares or other amendment to the Restated Certificate of Incorporation or By-Laws of the Company or (Z) any transaction not otherwise provided for in this paragraph (d) that could reasonably be expected to have a material effect on the Stockholder's investment in the Shares.  Notwithstanding anything to the contrary in this Agreement, in the event that the Stockholder exercises a right provided it under this Agreement which may require a vote of the stockholders of the Company, the Stockholder and its Affiliates shall be present, in person or by proxy, and shall vote all Voting Securities beneficially owned by the Stockholder and its Affiliates in accordance with the recommendation of the Company's Board of Directors so as to facilitate the exercise of such right.

4.                             Section   The Stockholder's Right to Purchase; Dilution Provisions.

(a)                                                       If, during the Agreement Period, the Company issues any additional Voting Securities (an "Additional Issuance"), except for issuances pursuant to (i) any presently outstanding stock option, warrant, convertible security or other right to purchase shares of any equity securities of the Company, (ii) any benefit plan or other employee or director arrangement, (iii) an employee stock ownership plan not in excess of 10% of the outstanding Voting Securities or (iv) any stock split, stock dividend or similar distribution made available to holders of Common Stock generally (each a "Permitted Issuance"), then the Stockholder shall be entitled to purchase from the Company during the 90-day period following the date on which the Company has given the Stockholder written notice of the occurrence of the Additional Issuance, at the then Market Price (as hereinafter defined) of the Shares, that number of shares of Voting Securities obtained by calculating, on the third business day prior to the closing date of such purchase, (1) the product of (A) the quotient of (x) the number of shares of Voting Securities owned by the Stockholder immediately prior to the Additional Issuance divided by (y) the aggregate number of outstanding shares of Voting Securities immediately prior to the Additional Issuance and (B) the aggregate number of shares of Voting Securities being issued by the Company in the Additional Issuance reduced by the number of Voting Securities acquired by the Company from the date of the Additional Issuance until the third business day prior to the closing date of such purchase, rounded up to the nearest whole share and (2) subtracting from such product the number of shares of Voting Securities, if any, issued to, or purchased by, the Stockholder and its Affiliates in such Additional Issuance and the number of shares of Voting Securities otherwise acquired by the Stockholder and its Affiliates during the period beginning on the date of the Additional Issuance until the third business day prior to the closing date of such purchase; provided, however, that the Stockholder shall not have the right to acquire any shares of Voting Securities pursuant to this Section 4(a) to the extent that the acquisition of such shares would result in the Stockholder owning more than the Permitted Percentage of outstanding Voting Securities; provided further, however that the failure of the Company to give written notice of the occurrence of the Additional Issuance shall not prevent the Stockholder from exercising its rights hereunder if it shall otherwise become aware of the occurrence of the Additional Issuance.

(b)                                                       The Stockholder may purchase (i) from time to time, in the open market or in privately negotiated transactions, up to an aggregate number of shares of Voting Securities which, when added to the shares of Voting Securities then beneficially owned by the Stockholder and its Affiliates, would result in the Stockholder and its Affiliates beneficially owning no more than 35% of the then outstanding shares of Voting Securities (the "Permitted Percentage") and (ii) subject to Section 5(b) hereof, such equity securities from the Company as it may be permitted to purchase under the Rights Plan as a result of its ownership of Common Stock.

(c)                                                       (1)  If within any consecutive 24-month or less period (a "Measuring Period") during the Agreement Period the Company issues additional Voting Securities (other than Voting Securities issued (i) pursuant to a Permitted Issuance, (ii) pursuant to the Rights Plan, (iii) to the Stockholder or its Affiliates or (iv) pursuant to a transaction or an issuance that a majority of the members of the Board of Directors of the Company designated by the Stockholder do not vote against) in an aggregate amount (reduced by any Voting Securities acquired by the Company during the Measuring Period) that would cause, solely as a result of such issuances, the percentage ownership of Voting Securities of the Stockholder (including, for the purpose of calculating such percentage ownership, Voting Securities acquired by the Stockholder pursuant to Section 4(a) hereof during the Measurement Period, but excluding Voting Securities sold by the Stockholder) as of the end of the Measuring Period to be reduced by more than 25% of its holding at the beginning of the Measuring Period (the date such reduction first occurs being a "Dilution Date"), then for 60 days commencing on the date on which the Company has given the Stockholder written notice of the occurrence of a Dilution Date, the Stockholder shall have the right to request by written notice that the Company repurchase all of its Shares or otherwise sell its Shares as provided in subparagraph (3) of this Section 4(c) (the "Stockholder Election"); provided, however, that the failure of the Company to give written notice of the occurrence of a Dilution Date shall not prevent the Stockholder from exercising its rights hereunder if it shall otherwise become aware of the occurrence of a Dilution Date; provided further, that no Dilution Date shall be deemed to have occurred if, during the Measuring Period, the Stockholder shall have sold, in the aggregate, more than twenty (20%) of its Shares based on its holding of Shares at the beginning of the Measuring Period; and provided further, that the Stockholder may exercise a Stockholder Election only once during the Agreement Period.

                                                            (2)  In the event that the Stockholder determines not to exercise the Stockholder Election within 60 days after its receipt of notice of the occurrence of a Dilution Date, a new Measuring Period shall commence, and none of the issuances of Voting Securities by the Company during the prior Measuring Period shall be taken into account in the new Measuring Period.

                                                            (3)  If the Stockholder exercises the Stockholder Election, the Company shall be obligated, in its sole discretion, to (i) purchase some or all of the Shares from the Stockholder at a per Share price equal to the average closing price of the Common Stock on the New York Stock Exchange for the 15 trading days prior to and including the Dilution Date (the "Dilution Date Price") pursuant to the terms of subparagraph (v) below and/or (ii) direct the Stockholder to sell the Shares pursuant to the terms of subparagraph (w) below.  The Stockholder shall receive, within a period of 24 months commencing on the date the Company receives the Stockholder Election (the "Payment Period"), the Dilution Date Price, plus interest accruing from the date the Payment Period begins to the date of payment for such Shares at the prime rate as determined by Citibank, N.A. (the "Prime Rate"), less any dividends paid on the Shares during the Payment Period, multiplied by the total number of Shares owned by the Stockholder (the "Guaranteed Amount"), as follows:

                                                                  (v)       the Company may, in its sole discretion, at any time and from time to time during the Payment Period, purchase some or all of the Shares from the Stockholder at a per Share price equal to the Dilution Date Price, plus interest accruing from the date the Payment Period begins to the date of payment for such Shares at the Prime Rate, less any dividends paid on the Shares during the Payment Period;

                                                                  (w)      the Stockholder shall sell Shares at such times and in such amounts as the Company shall instruct in one or more private transactions arranged by the Company or in underwritten secondary public offerings in accordance with Section 5(a)(vi) hereof;

                                                                  (x)        to the extent that, by the earlier of the end of the Payment Period or the date when the Stockholder no longer owns any Shares, the aggregate payments received by the Stockholder for the sale of its Shares pursuant to subparagraphs (v) and/or (w) above do not equal the Guaranteed Amount, the Company shall pay to the Stockholder an amount of consideration, in, at the Company's sole discretion, (A) cash and/or (B) in the form of equity securities of the Company or any other consideration that would not result in any Shares held by the Stockholder being classified as a "redeemable equity security" pursuant to the Commission's Accounting Series Release No. 268, having a value equal to the Guaranteed Amount minus the aggregate payments actually received by the Stockholder during the Payment Period;

                                                                  (y)       as of the time, and to the extent, that the aggregate payments received by the Stockholder for the sale of its Shares pursuant to subparagraphs (v) and (w) above exceeds the Guaranteed Amount, the Stockholder shall promptly pay the Company such excess amount, and, to the extent that the Stockholder then still owns any Shares, the Stockholder shall transfer to the Company such remaining Shares; and

                                                                  (z)        during the Payment Period, the Stockholder shall not acquire beneficial ownership of any additional equity securities of the Company, and, other than pursuant to the terms of this Section 4(c), the Stockholder shall not, without the Company's prior written consent, dispose of any Shares.

                                                            (4)  The Company may terminate its obligations pursuant to this Section 4(c) if the Stockholder shall fail in any material respect to comply with any of its material obligations under this Agreement as such alleged failure is set forth in the Company's written notice to the Stockholder unless, if the failure can be cured, within 30 days of such notice the Stockholder has cured the failure to comply.

5.                             Section   Dispositions of Shares and the Company's Right of First Refusal.

(a)                                                       Except as otherwise provided in this Section 5, during the Agreement Period and subject to the provisions of Sections 5(b) and 5(c) hereof, the Stockholder will not sell, transfer, pledge, encumber or dispose of, directly or indirectly, any Shares except:

(i)                                                              to the Company or in a transaction approved by the Board of Directors of the Company;

(ii)                                                   to an Affiliate of the Stockholder provided that such Affiliate agrees to be bound by this Agreement;

(iii)                                                  in any transaction permitted by Section 3(c) hereof;

(iv)                                                  to a person other than the Stockholder or any Affiliate of the Stockholder (a "Third Person") pursuant to Rule 144 under the Securities Act; provided, however, that (A) the Stockholder will use all reasonable efforts to insure that such Third Person and such Third Person's Affiliates, or any group such Third Person may be a member of shall not hold in the aggregate more than 2% (any such Third Person who would hold in excess of such limit being referred to herein as a "Prohibited Holder") of the outstanding Voting Securities after such transaction or (B) such Third Person agrees in writing to be bound by the terms of this Agreement and the Board of Directors of the Company approves such transaction;

(v)                                                   in a valid private placement to a person that (A) the Stockholder reasonably believes after due inquiry would not be a Prohibited Holder following such transaction and obtains a written representation from the purchaser to that effect or (B) agrees in writing to be bound by the terms of this Agreement and the Board of Directors approves such transaction;

(vi)                                                  pursuant to an underwritten public offering under the Securities Act in accordance with the terms for registration rights attached hereto as Exhibit A, pursuant to which the managing underwriter agrees to effect the sale of the Voting Securities in a manner which will effect a broad distribution thereof and provided that the Stockholder shall use all reasonable efforts to insure that no sales of Voting Securities are made to any Prohibited Holder (other than the underwriters or any selected dealers);

(vii)                                                 pursuant to any tender or exchange offer made pursuant to Section 14(d) of the 1934 Act by a person with respect to which the Company does not recommend rejection (it being understood that the Stockholder may not tender its Shares pursuant to such tender or exchange offer until the Company has publicly taken a position with respect to such offer or has stated that it will remain neutral or is unable to take a position with respect thereto) in accordance with Rule 14e-2 of the 1934 Act, any successor regulation or otherwise;

(viii)                                                to a bona fide financial institution in connection with the grant of a pledge or other encumbrance securing a bona fide loan so long as the pledgee agrees in writing prior to the execution of the pledge that upon any transfer to the pledgee of any Shares upon any foreclosure, such Shares and the pledgee thereof will remain and become subject to the restrictions contained in this Agreement; or

(ix)                                                   in any transaction permitted by Section 4(c) hereof.

The Stockholder shall give the Company notice promptly upon the disposition hereunder of any Shares.  Purchases, transfers or other distributions of Shares in violation of the provisions of this Agreement shall be null and void, and the Shares subject to such purchase, transfer or other disposition shall remain subject to this Agreement.

(b)                                                       If at any time the Company repurchases or acquires any outstanding Voting Securities by means of a share repurchase program, a self tender offer or otherwise (a "Share Repurchase") or the Stockholder acquires Voting Securities pursuant to the Rights Plan such that the percentage of outstanding Voting Securities owned by the Stockholder and its Affiliates is greater than the Permitted Percentage and the Company so requests by written notice to the Stockholder, the Stockholder shall, or shall cause its Affiliates to, sell, within six months after the date on which the Stockholder receives the Company's written notice, Voting Securities as required in accordance with the terms of this Agreement so that the percentage of outstanding shares of Voting Securities owned by the Stockholder and its Affiliates shall not exceed the Permitted Percentage; provided, however, that the Stockholder and its Affiliates shall use all reasonable efforts to insure that sales of Voting Securities are not made to any Prohibited Holder; provided further, however, that if the Stockholder or any of its Affiliates is required to dispose of Shares pursuant to this Section 5(b) and such disposition during such six-month period would result in liability to the Stockholder or such Affiliate under Section 16(b) of the 1934 Act or any similar statute that may replace it, then the six-month period during which the Stockholder or such Affiliate shall be required to dispose of Shares pursuant to this Section 5(b) shall begin on the first date on which the Stockholder and such Affiliate may dispose of Shares without incurring liability under Section 16(b) of the 1934 Act as a result of such disposition.  If the Stockholder and its Affiliates fail to reduce their holdings of Voting Securities within six months after the Company so requests in connection with a Share Repurchase (or such longer period not to exceed seven (7) months as provided in the second proviso to the preceding sentence), in addition to any other remedies the Company may have, the Company shall be entitled to repurchase from the Stockholder or its Affiliates, from time to time for a period of 90 days thereafter, at the greater of (x) the Market Price of such Shares on the date of the Company's notice to the Stockholder to repurchase Shares pursuant to this Section 5(b) and (y) the highest price paid per share by the Company in such Share Repurchase during the 30-day period prior to the date on which the Stockholder receives the written notice referred to in the first sentence of this Section 5(b), such number of shares of Voting Securities as will reduce the Stockholder's and its Affiliates' aggregate percentage ownership of Voting Securities to the Permitted Percentage.

(c)                                                       During the Agreement Period, notwithstanding any other provision of this Agreement, any sale, transfer or other disposition of the Shares by the Stockholder permitted by this Agreement shall not be made without first making an offer in writing to sell such Shares to the Company at the bona fide proposed price per Share (the "Offer Price"), and upon such other bona fide terms and conditions upon which the Stockholder proposes to make such sale, transfer or disposition (the "Offer").  Upon receipt of such Offer (which shall also set forth the method of payment, the amount and class of Shares to be sold, the identity (if known) of the person or persons to whom the Stockholder proposes to sell, transfer or otherwise dispose of such Shares, the other material terms (to the extent known) upon which such sale is to be made and all other relevant information reasonably requested by the Company), the Company shall have that number of days set forth in the following sentence within which to accept such Offer by delivering a written notice to the Stockholder irrevocably electing to purchase all, but not less than all, of the Shares covered thereby.  Subject to Section 5(f) hereof, if the Offer is with respect to Shares having an aggregate market value on the date of such notice (a) of less than or equal to $50 million, the Company shall have 5 days to accept such Offer, (b) greater than $50 million and less than or equal to $150 million, the Company shall have 10 days to accept such Offer, (c) greater than $150 million and less than or equal to $250 million, the Company shall have 15 days to accept such Offer or (d) greater than or equal to $250 million, the Company shall have 20 days to accept such Offer; provided, however, that if the proposed sale is to be made pursuant to a tender or exchange offer, the Company shall have one day less than the number of days remaining before the tender or exchange offer expires to accept such Offer.  If the Company elects to accept such Offer, the closing of the purchase pursuant thereto shall occur, with payment in immediately available funds, on the latest of (i) 20 days after the acceptance by the Company of such Offer, (ii) the closing date provided for in the Offer or (iii) the end of such period of time as the Company and the Stockholder may reasonably require in order to comply with applicable laws and regulations.  Transfers pursuant to Sections 5(a)(i), 5(a)(ii), 5(a)(iii) and 5(a)(viii) hereof are not subject to the provisions of this Section 5(c).

(d)                                                       If the Offer specifies that the Shares are to be sold in the market in a method whereby the price cannot be determined at the time of the making of the Offer (a "Market Sale"), the purchase price for the Shares proposed to be sold shall be equal to the Market Price of such Shares on the date of such Offer.  For purposes of this Agreement, the term "Market Price" shall mean the average of the daily Closing Prices of the Shares for the 20 consecutive trading days immediately prior to the date on which the Market Price is to be determined.  The "Closing Price" for each day with respect to any securities shall be the last sale price of such securities on the national securities exchange on which such securities are listed and principally traded or, if such securities are not listed on any national securities exchange, as reported by NASDAQ, or, if not so reported by NASDAQ, the average of the high bid and low asked quotations for such securities as reported by the National Quotations Bureau Incorporated or similar organization, or, if on any such date such securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such securities mutually selected by the Company and the Stockholder.  Market Sales shall be deemed to be for cash.

(e)                                                       If the purchase price specified in the Offer includes any property other than cash, such purchase price shall be deemed to be the amount of any cash included in the purchase price plus the value (determined as provided below) of such other property included in such price.  The value of any non-cash property shall be determined in the following manner:

(i)                                                             The value of securities which are publicly traded shall be deemed to be the Market Price of such securities on the date of the Offer; and

(ii)                                                   The value of any other property shall be determined by an appropriate expert mutually selected by the Company and the Stockholder.  The determination of the dollar value of the non-cash consideration at issue by any such expert shall be made promptly (but in no event more than 15 business days after receipt of the Offer) and shall be conclusive and binding on all the parties hereto.

(f)                                                        The sale, transfer or other disposition to any third party of such Voting Securities shall not be made until such determination referred to in Section 5(e)(ii) has been completed and delivered to all the parties hereto.  The Company shall have the later of (i) five business days after the receipt of such determination by the expert referred to in Section 5(e)(ii) and (ii) the applicable time period set forth in Section 5(c) within which to accept such Offer.

(g)                                                       If the Company has not exercised its option to purchase the Shares pursuant to the Offer, the Stockholder shall be free, for a period of 60 days (or, if longer, 60 days from the effective date of a registration statement under the Securities Act, if such registration is required) from the date of the Company's rejection of the Offer (which, unless the Company shall have given written notice of its rejection of the Offer, shall be deemed to have occurred on the last day on which the Company could accept the Offer in accordance herewith), to sell all of the Shares to the third party transferee subject to the provisions of this Agreement, at a price equal to or greater than the price specified in the Offer and in the manner and on terms no less favorable to the Stockholder than were specified in the Offer.  If the Shares are not sold within such 60-day period, they shall again become subject to the procedures provided in this Section 5.

6.                             Section   Economic Parity.  If at any time during the Agreement Period any person or group acquires beneficial ownership of Voting Securities, whether pursuant to a tender or exchange offer made pursuant to Section 14(d) of the 1934 Act as to which the Company has recommended that its stockholders reject such offer or otherwise, such that such person or group beneficially owns more than 50% of the outstanding Voting Securities (a "Change in Control Transaction"), in addition to any other rights the Stockholder may have, the Stockholder shall have the right for a period of six months after such person or group acquires such beneficial ownership to deliver a notice relating to all, but not less than all, of the Shares then held by the Stockholder at that time (the "Notice Shares") to the Company.  Within 45 days following receipt of such notice, the Company shall pay to the Stockholder an amount of consideration, in either, at the Company's sole discretion, (i) cash or (ii) in the form of equity securities of the Company or any other consideration that would not result in any Shares held by the Stockholder being classified as a "redeemable equity security" pursuant to the Commission's Accounting Series Release No. 268, having a value equal to the product of the number of Notice Shares times the positive difference between (i) the consideration per Share equal to the highest price per share paid by such person or group in acquiring Voting Securities and (ii) in the case of Notice Shares held by the Stockholder on the date of such payment, the Market Price on the day before the payment and, in the case of Notice Shares sold by the Stockholder after the Change in Control Transaction and prior to such payment, the amount realized by the Stockholder pursuant to such dispositions, net of transaction costs (the aggregate amount being the "Aggregate Spread").  The Company shall indemnify and hold the Stockholder harmless against any adverse tax consequences suffered by the Stockholder as a result of the Company's payment to the Stockholder pursuant to the previous sentence as compared to the tax consequences of purchasing the Notice Shares at the consideration per share equal to the highest price per share paid by such person or group in acquiring Voting Securities.  Such indemnification shall take the form of either, at the Company's sole discretion, (i) cash or (ii) equity securities of the Company or any other consideration that would not result in any Shares held by the Stockholder being classified as a "redeemable equity security" pursuant to the Commission's Accounting Series Release No. 268.  In the event that the Company determines to make a payment to the Stockholder pursuant to this Section 6 in a form of consideration other than cash, the Company shall provide an opinion to the Stockholder from an internationally recognized investment banking firm, mutually agreeable to both parties hereto, as to the value of such consideration.  In addition, unless the Company arranges for the purchase of such securities from the Stockholder at a price at least equal to the Aggregate Spread, upon request of the Stockholder within 45 days of such payment, the Company shall, within 90 days of such request, register the securities delivered as payment (the "Registered Securities") for resale by the Stockholder to the extent possible in an underwritten offering with an internationally recognized underwriter mutually agreeable to both parties.  If the aggregate net proceeds to the Stockholder in such registered offering will be less than the Aggregate Spread, the Company shall deliver to the Stockholder either, at the Company's sole discretion, (i) cash equal to the amount by which the Aggregate Spread exceeds such net proceeds, or (ii) additional Registered Securities for resale in such registered offering in the amount required so that the aggregate net proceeds of such offering to the Stockholder equals the Aggregate Spread.  In the event that the Company determines to make a payment to the Stockholder pursuant to this Section 6 in the form of cash, then the Company shall make such payment within such 45 day period to the extent funds are legally available therefor (and, if not then legally available therefor, as soon thereafter as such funds are legally available therefor).

7.                             Section   Legend on Certificates.  The Stockholder hereby acknowledges and agrees that each of the certificates representing the Shares held by the Stockholder shall be subject to stop transfer instructions and shall include the following legend:

                THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.  THESE SHARES ARE SUBJECT TO CERTAIN LIMITATIONS ON TRANSFER SET FORTH IN AN AGREEMENT, DATED AS OF NOVEMBER 30, 2001, BETWEEN ECOLAB INC. AND HENKEL KGaA, INCLUDING, BUT NOT LIMITED TO, RESTRICTIONS ON THE SALE, TRANSFER, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION TO ANY PERSON AND THAT PERSON'S AFFILIATES OR ANY GROUP THAT PERSON MAY BE A MEMBER OF THAT WOULD HOLD IN THE AGGREGATE MORE THAN 2% OF THE OUTSTANDING VOTING SECURITIES AFTER SUCH TRANSACTION.  A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF ECOLAB INC.

                                Within one business day after receipt by the Company of a demand by the Stockholder, the Company agrees to (i) terminate the stop transfer instructions and remove the legend in connection with transfers pursuant to Sections 5(a)(iv)(A) and 5(a)(vi) of this Agreement, (ii) terminate the stop transfer instructions and remove only the first sentence of the above legend in connection with transfers pursuant to Section 5(a)(iv)(B), (iii) terminate the stop transfer instructions and remove all but the first sentence of the above legend (A) in connection with transfers pursuant to Sections 5(a)(v)(A) and 5(a)(vii) hereof and (B) after the Agreement Period and (iv) remove the first sentence of the above legend if the Company is furnished an opinion of counsel reasonably satisfactory to the Company that such Shares may be freely transferred under applicable securities laws.

                                Promptly upon the acquisition by the Stockholder of any shares of Voting Securities other than pursuant to the Transaction Agreements, the Stockholder shall surrender the certificates representing such Shares to the Company, and the Company shall place the last two sentences of the foregoing legend on such certificates and thereafter reissue such certificates to the Stockholder.

8.                             Section   Directors Designated by the Stockholder.  At each annual meeting of the stockholders of the Company following the date hereof and prior to the end of the Agreement Period, the Company will nominate, or cause to be nominated, a number of individuals (rounded down to the nearest whole number) to be designated by the Stockholder for election as members of the Board of Directors (which designees shall not include individuals whose membership on the Board of Directors would be a violation of law) such that the percentage of the total number of members of the Board of Directors designated by the Stockholder equals the percentage of Voting Securities then beneficially owned by the Stockholder and its Affiliates.  The Board of Directors of the Company shall consider any request by the Stockholder to increase the Stockholder's percentage representation on the Board if between annual meetings the Stockholder's percentage ownership of Voting Securities has increased such that the Stockholder would be entitled to designate additional nominees to the Board of Directors at the next annual meeting of the Board.  If between annual meetings the Stockholder's percentage ownership of Voting Securities has decreased such that the Stockholder would be entitled to designate fewer nominees to the Board of Directors at the next annual meeting of the Board and the Stockholder has sold some Voting Securities since the last annual meeting, then the Stockholder shall use all reasonable efforts to cause one or more of the directors it has designated to resign from the Board so that the number of directors designated by the Stockholder serving on the Board equals the number it would be entitled to designate at the next annual meeting.  The members of the Board of Directors of the Company that have been designated by the Stockholder pursuant to this Section 8 shall be allocated as equally as possible among the three classes of the Company's Board of Directors.  The parties hereto anticipate that Directors designated by the Stockholder will participate in all Board of Directors' deliberations concerning extraordinary transactions, including, but not limited to, acquisitions by the Company and Third-Party proposals to acquire the Company, except to the extent that, in the reasonable judgment of the Board, the topic to be considered raises a conflict of interest for such Directors.  Upon the date the Stockholder is no longer entitled to designate nominees for election to the Board of Directors of the Company, the Stockholder shall cause the members of the Board of Directors of the Company that have been designated by the Stockholder to resign from the Board of Directors, effective immediately.

9.                             Section   Covenants of the Company.

(a)                                                       Issuance of Securities Having Disproportionate Voting Rights.  During the Agreement Period, the Company shall not issue Voting Securities having voting rights disproportionately greater than the equity investment in the Company represented by such Voting Securities.

(b)                                                       For so long as the Stockholder owns Shares which represent more than 2% of the voting power of the Company's then outstanding Voting Securities:

(i)                                                             the Company, as soon as practicable and in any event within 50 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, will furnish to the Stockholder statements of consolidated net income and cash flows and a statement of changes in consolidated stockholders' equity of the Company and its subsidiaries for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its subsidiaries as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period or date in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to paragraph (iii) below of a copy of the Quarterly Report on Form 10-Q (without exhibits unless requested by the Stockholder) of the Company for such quarterly period filed with the Commission shall be deemed to satisfy the requirements of this paragraph (i);

(ii)                                                   the Company, as soon as practicable and in any event within 95 days after the end of each fiscal year, will furnish to the Stockholder statements of consolidated net income and cash flows and a statement of changes in consolidated stockholders' equity of the Company and its subsidiaries for such year, and a consolidated balance sheet of the Company and its subsidiaries as of the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and examined and reported on by independent public accountants of recognized standing selected by the Company; provided, however, that delivery pursuant to paragraph (iii) below of a copy of the Annual Report on Form 10-K (without exhibits unless requested by the Stockholder) of the Company for such fiscal year filed with the Commission shall be deemed to satisfy the requirements of this paragraph (ii);

(iii)                                                  the Company, promptly upon transmission thereof, will furnish to the Stockholder copies of all such financial statements, proxy statements, notices and reports as it shall send to its stockholders and copies of all such registration statements (without exhibits) and all such regular and periodic reports as it shall file with the Commission; and

(iv)                                                  the Company will furnish to the Stockholder such other non-confidential financial data of the Company and its Subsidiaries as the Stockholder may reasonably request.

10.                           Section   Exceptions to Restrictions.  Notwithstanding anything contained in this Agreement to the contrary, the restrictions set forth in Sections 3(a), 3(b), 3(c), 3(d) and 5 hereof shall terminate and be of no further force and effect upon the occurrence of any of the following events:

(a)                                                       (i)  At any time, any Third Person (other than the Company, an employee stock ownership plan or other pension, stock bonus or stock incentive plan of the Company or any of its subsidiaries) is or becomes the beneficial owner of, or makes a tender or exchange offer pursuant to Section 14(d) of the 1934 Act with respect to which the Company does not recommend rejection (it being understood that such restrictions shall not be terminated until the Company has publicly taken a position with respect to such offer or has stated that it will remain neutral or is unable to take a position with respect thereto) in accordance with Rule 14e-2 of the 1934 Act, any successor regulation or otherwise for, an amount of Voting Securities greater than 32.5% of the outstanding Voting Securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof or (iii) at any time any Third Person, by way of ownership of Voting Securities, representation on the Board of Directors of the Company or both, is in fact controlling the operations of the Company;

(b)                                                       The Company's Board of Directors determines to effect, or to solicit proposals to effect a Sale of the Company or causes the Company to enter into a definitive agreement providing for the Sale of the Company; or

(c)                                                       The Company shall fail in any material respect to comply with any of its material obligations under this Agreement as such alleged failure is set forth in the Stockholder's written notice to the Company unless, if the failure can be cured, within 30 days of such notice the Company has cured the failure to comply.

For purposes of this Section 10, a "Sale of the Company" shall mean a merger (other than a merger for the purpose of forming a holding company or to effect a change in the Company's state of incorporation), combination or, in any one or more related transactions, sale of all or substantially all of the Company's assets as a result of which the Directors of the Company immediately prior to such transaction do not represent a majority of the board of directors, or the stockholders of the Company immediately prior to such transaction do not continue to own equity securities representing more than 50% of the vote and of the equity of the Company or the ultimate controlling corporation following such merger or combination or succeeding to ownership of all or substantially all of the Company's assets.

11.                           Section   The Company's Right to Repurchase.  Notwithstanding anything contained in this Agreement to the contrary, upon the occurrence of any of the following events:

(a)                                                       (i) at any time, any Competitor (as defined below), or any Affiliate thereof, is or becomes the beneficial owner of an amount of equity securities of the Stockholder representing more than 50% of the voting power of the Stockholder's outstanding securities or (ii) at any time any Competitor, or any Affiliate thereof, by way of ownership of equity securities of the Stockholder, representation on the Shareholders' Committee of the Stockholder (or, upon a conversion of the Stockholder to another corporate form, the Supervisory Board or such other body as appoints and dismisses the members of the management board of the Stockholder) or both, is in fact controlling the operations of the Stockholder; or

(b)                                                       the Stockholder enters into a definitive agreement with any Competitor, or any Affiliate thereof, pursuant to which the Competitor, or any Affiliate thereof, will acquire an amount of equity securities of the Stockholder representing more than 50% of the voting power of the Stockholder's outstanding securities;

then the Company shall have the option, for a period of 90 days after the occurrence of any of the foregoing events, to repurchase all, but not less than all, of the Shares held by the Stockholder on the date of such event at the Market Price, as determined on the date the Company notifies the Stockholder of its intention to exercise such option.  The closing for the repurchase of the Shares shall occur on the later of (i) 180 days from the date that the Company notifies the Stockholder of its intention to exercise its repurchase option pursuant to this Section 11 or (ii) the end of such period of time as the Company and the Stockholder may reasonably require in order to comply with applicable laws and regulations.  Furthermore, during the period beginning when the Company notifies the Stockholder of its intention to exercise its repurchase option pursuant to this Section 11 until the closing of such repurchase, the Stockholder shall not purchase any additional equity securities of the Company.

                                For purposes of this Section 11, a "Competitor" shall mean any Third Person that directly or through an Affiliate is engaged in a business which is competitive with a business then engaged in by the Company or manufactures, sells, leases, markets, distributes or otherwise provides products or services similar to those of a business of the Company but does so in a channel of distribution different from the channels of distribution utilized by the Company; provided, that unless the annual revenues to such Third Person and/or its Affiliate from such businesses or provision of such products or services shall aggregate at least $200 million, such Third Person shall not constitute a Competitor.

12.                           Section   Affiliates.  A person or entity who at any time may be an Affiliate of the Stockholder shall be deemed to be an Affiliate of the Stockholder for purposes of this Agreement while such person is an Affiliate of the Stockholder regardless of whether such person was such an Affiliate on the date hereof.

13.                           Section   Specific Performance.  Each of the parties hereto recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Transaction Agreements, that the Company would not have entered into the Transaction Agreements unless this Agreement was executed and that a breach by a party of any covenants or agreements contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages.  Therefore each of the parties hereto agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

14.                           Section   Amendment and Modification.  This Agreement may be amended, modified and supplemented only by written agreement of the Stockholder and the Company.

15.                           Section   Notices.  All notices, requests, demands and other communications required or permitted shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier or air courier guaranteeing overnight delivery:

(a)                                                       If to the Stockholder, to:

                                                Henkel KGaA

                                                Henkelstrasse 67, Postfach 1100

                                                D-4000 Düsseldorf 1, Germany

                                                Attention:  General Counsel

                                                (with a copy to:)

                                                Cleary, Gottlieb, Steen & Hamilton

                                                One Liberty Plaza

                                                New York, New York  10006

                                                Attention:  William A. Groll

or to such other person or address as the Stockholder shall furnish to the Company;

(b)                                                       If to the Company, to:

                                                Ecolab Inc.

                                                Ecolab Center

                                                St. Paul, Minnesota  55102

                                                Attention:  General Counsel

                                                (with a copy to:)

                                                Skadden, Arps, Slate, Meagher & Flom (Illinois)

                                                333 West Wacker Drive

                                                Chicago, Illinois  60606

                                                Attention:  Charles W. Mulaney, Jr.

or to such other person or address as the Company shall furnish to the Stockholder in writing.

                                All such notices, requests, demands and other communications shall be deemed to have been duly given; at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

16.                           Section   Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall fail to be in effect only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or of any such provision.

17.                           Section   Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but except as otherwise provided for or permitted herein neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.

18.                           Section   Governing Law.  This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine.

19.                           Section   Jurisdiction and Venue.  Each of the Company and the Stockholder hereby agrees that any proceeding relating to this Agreement shall be brought in the state of Delaware.  Each of the Company and the Stockholder hereby consents to personal jurisdiction in any such action brought in any such Delaware court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Delaware court or to any claim that any such Delaware court is an inconvenient forum.

20.                           Section   Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.                           Section   Headings.  The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

22.                           Section   Entire Agreement.  Upon consummation of the Transaction, this Agreement and the Transaction Agreements will set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

23.                           Section   Third Parties.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

24.                           Section   Tax Reporting.  The Stockholder agrees to provide the Company with, and shall retain, for the time periods prescribed by law, all of the information concerning the Stockholder and its Subsidiaries which is reasonably required to be included in the Company's tax returns as a result of the Stockholder's direct and/or indirect ownership of Common Stock.  The Company and the Stockholder agree that the Stockholder shall have no liability under this Section 24 if the Stockholder shall have retained the same type and amount of information concerning transactions and relationships between the Stockholder and its Subsidiaries on the one hand and the Company on the other hand as it retains concerning transactions and relationships between the Stockholder and its Subsidiaries on the one hand and Henkel of America Inc. and its Subsidiaries on the other hand as prescribed by law.

                                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

HENKEL KGAA		ECOLAB INC.

By:	/s/ L. Steinebach /s/ T. Kuhn	By:	/s/ Lawrence T. Bell
	Name: L. Steinebach T. Kuhn Title:		Name: Lawrence T. Bell Title: Senior Vice President – Law and General Counsel

                                                                                                                                                                                                Exhibit A

REGISTRATION RIGHTS

                                Capitalized terms used herein shall have the meanings defined in the Stockholder's Agreement.

1.                                         "Piggyback" Registration.  Whenever the Company proposes to file a registration statement relating to any of its capital stock under the Securities Act (other than a registration statement required to be filed in respect of employee benefit plans of the Company on Form S-8 or any similar form from time to time in effect or any registration statement on Form S-4 or similar successor form), the Company shall, at least twenty-one days (or if such twenty-one day period is not practicable, then a reasonable shorter period which shall not be less than seven days) prior to such filing, give written notice of such proposed filing to the Stockholder.  Upon receipt by the Company not more than seven days (unless the notice given to the Stockholder pursuant to the previous sentence is less than ten days, in which case such seven-day period shall be shortened to five days) after such notice of a written request from the Stockholder for registration of Shares (i) the Company shall include such Shares in such registration statement or in a separate registration statement concurrently filed, and shall use all reasonable efforts to cause such registration statement to become effective with respect to such Shares, unless the managing underwriter therefor concludes in its reasonable judgment that compliance with this clause (i) would materially adversely effect such offering, in which event the Company shall cause such Shares to be registered under a separate registration statement a limited period of time thereafter, which in no event shall be more than 60 days and (ii) if such proposed registration is in connection with an underwritten offering of Common Stock, upon request of the Stockholder, the Company shall use all reasonable efforts to cause the managing underwriter therefor to include in such offering the Shares as to which the Stockholder requests such inclusion, on terms and conditions comparable to those of the securities offered on behalf of the Company, unless the managing underwriter therefor concludes in its reasonable judgment that the inclusion of such Shares in such offering would materially adversely affect such offering.

2.                                         Demand Registration.  If the Company shall receive at any time or from time to time a written request from the Stockholder requesting the Company to register under the Securities Act on Form S-3 (or if the Company is not eligible to use Form S-3, then on Form S-1 or S-2), or any other similar Form then in effect, securities representing at least one percent (1%) of the Company's then outstanding Common Stock, the Company agrees that it will use all reasonable efforts to cause the prompt registration of all Shares as to which such request is made.  The Company may postpone for a limited time, which in no event shall be longer than 90 days, compliance with a request for registration pursuant to this Section 2 if (i) such compliance would materially adversely affect (including, without limitation, through the premature disclosure thereof) a proposed financing, reorganization, recapitalization, merger, consolidation or similar transaction or (ii) the Company is conducting a public offering of capital stock and the managing underwriter concludes in its reasonable judgment that such compliance would materially adversely affect such offering.  Notwithstanding anything in this Section 2 to the contrary, the Company shall not be required to: (a) comply with more than two (2) requests of the Stockholder pursuant to this Section 2 in any twelve (12) month period or (b) prepare or cause to be prepared audited financial statements of the Company other than those prepared in the normal course of the Company's business at its fiscal year end.  Any underwriter selected by the Stockholder to act as such in connection with a registration pursuant to this Section 2 shall be reasonably acceptable to the Company.

3.                                         General Provisions:  The Company will use all reasonable efforts to cause any registration statement referred to in Sections 1 and 2 to become effective and to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the earlier of 45 days from the effective date of the registration statement and the date the Stockholder completes its distribution of Shares.  The Company will use all reasonable efforts to effect such qualifications under applicable Blue Sky or other state securities laws as may be reasonably requested by the Stockholder (provided that the Company shall not be obligated to file a general consent to service of process or qualify to do business as a foreign corporation or otherwise subject itself to taxation in any jurisdiction solely for the purpose of any such qualification) to permit or facilitate such sale or other distribution.  The Company will cause the Shares to be listed on the principal stock exchange on which the shares of Common Stock are listed.

4.                                         Information, Documents, Etc.  Upon making a request for registration pursuant to Sections 1 or 2, the Stockholder shall furnish to the Company such information regarding its holdings and the proposed manner of distribution thereof as the Company may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein.  The Company agrees that it will furnish to the Stockholder the number of prospectuses, offering circulars or other documents, or any amendments or supplements thereto, incident to any registration, qualification or compliance referred to herein as the Stockholder from time to time may reasonably request.

5.                                         Expenses.  The Company will bear all expenses of registrations (other than underwriting discounts and commissions and brokerage commissions and fees, if any, payable with respect to Shares sold by the Stockholder and fees and expenses of counsel and any accountants for the Stockholder), including, without limitation, registration fees, printing expenses, expenses of compliance with Blue Sky or other state securities laws, and legal and audit fees incurred by the Company in connection with such registration and amendments or supplements in connection therewith.

6.                                         Cooperation.  In connection with any registration of Shares, the Company agrees to:

(a)                                                 enter into such customary agreements (including an underwriting agreement containing such representations and warranties by the Company and such other terms and provisions, including indemnification provisions, as are customarily contained in underwriting agreements for comparable offerings and, if no underwriting agreement is entered into, an indemnification agreement on such terms as is customary in transactions of such nature) and take all such other actions as the Stockholder or the underwriters, if any, participating in such offering and sale may reasonably request in order to expedite or facilitate such offering and sale;

(b)                                                 furnish, at the request of the Stockholder or any underwriters participating in such offering and sale, (i) a comfort letter or letters, dated the date of the final prospectus with respect to the Shares and/or the date of the closing for the sale of the Shares from the independent certified public accountants of the Company and addressed to the Stockholder and any underwriters participating in such offering and sale, which letter or letters shall state that such accountants are independent with respect to the Company within the meaning of Rule 1.01 of the Code of Professional Ethics of the American Institute of Certified Public Accountants and shall address such matters as the Stockholder and underwriters may reasonably request and as may be customary in transactions of a similar nature for similar entities and (ii) an opinion, dated the date of the closing for the sale of the Shares, of the counsel representing the Company with respect to such offering and sale (which counsel may be the General Counsel of the Company or other counsel reasonably satisfactory to the Stockholder), addressed to the Stockholder and any such underwriters, which opinion shall address such matters as they may reasonably request and as may be customary in transactions of a similar nature for similar entities;

(c)                                                 make available for inspection by the Stockholder, the underwriters, if any, participating in such offering and sale (which inspecting underwriters shall, if reasonably possible, be limited to any manager or managers for such participating underwriters), the counsel for the Stockholder, one accountant or accounting firm retained by the Stockholder and any such underwriters, or any other agent retained by the Stockholder or such underwriters, all financial and other records, corporate documents and properties of the Company, and supply such additional information, as they shall reasonably request; provided that any such party shall keep the contents thereof confidential in the manner prescribed by Section 8.2 of the Master Agreement.

7.                                         Action to Suspend Effectiveness; Supplement to Registration Statement.  (a) The Company will notify the Stockholder and its counsel promptly of (i) any action by the Commission to suspend the effectiveness of the registration statement covering the Shares or the institution or threatening of any proceeding for such purpose (a "stop order") or (ii) the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.  Immediately upon receipt of any such notice, the Stockholder shall cease to offer or sell any Shares pursuant to the registration statement in the jurisdiction to which such stop order or suspension relates.  The Company will use all reasonable efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if any such stop order is issued or any such qualification is suspended, to obtain as soon as possible the withdrawal or revocation thereof, and will notify the Stockholder and its counsel at the earliest practicable date of the date on which the Stockholder may offer and sell Shares pursuant to the registration statement.

                                            (b)     Within the applicable period referred to in Section 3 following the effectiveness of a registration statement filed pursuant to these registration rights, the Company will notify the Stockholder and its counsel promptly of the occurrence of any event or the existence of any state of facts that, in the judgment of the Company, should be set forth in such registration statement.  Immediately upon receipt of such notice, the Stockholder shall cease to offer or sell any Shares pursuant to such registration statement, cease to deliver or use such registration statement and, if so requested by the Company, return to the Company, at its expense, all copies (other than permanent file copies) of such registration statement.  The Company will, as promptly as practicable, take such action as may be necessary to amend or supplement such registration statement in order to set forth or reflect such event or state of facts.  The Company will furnish copies of such proposed amendment or supplement to the Stockholder and its counsel and will not file or distribute such amendment or supplement without the prior consent of the Stockholder, which consent shall not be unreasonably withheld.